EXHIBIT 99.1

Approved:	Approved: Gary H. Schoenfeld President and Chief Executive Officer (562) 565-8267

FOR IMMEDIATE RELEASE

Contact:	Chad A. Jacobs/Brendon E. Frey Integrated Corporate Relations (203) 222-9013

VANS, INC. REPORTS PRELIMINARY FOURTH QUARTER AND FISCAL 2002 SALES AND EARNINGS; UPDATES GUIDANCE FOR FISCAL YEAR 2003; AND PLANS TO CLOSE ITS BAKERSFIELD SKATEPARK, TAKE AN IMPAIRMENT CHARGE WITH RESPECT TO ITS DENVER SKATEPARK AND WRITE-DOWN CERTAIN SLOW-MOVING INVENTORY

Santa Fe Springs, California, May 23, 2002 — Vans, Inc. (Nasdaq: VANS) today announced preliminary results for the fourth quarter and fiscal year ending May 31, 2002, revisions to its guidance for fiscal 2003, plans to close its Bakersfield, California skatepark and take an impairment charge with respect to its Denver, Colorado skatepark, and a write-down of certain slow-moving inventory. The after-tax charges and other one-time expenses to be taken by the Company are primarily non-cash.

Vans stated that, based on current trends, the Company now expects to report net sales in the range of $60.0 million to $61.0 million for the fourth quarter ending May 31, 2002, versus $85.2 million for the corresponding period in the previous year. For the quarter, the Company expects domestic wholesale sales to be approximately $17.0 million, retail sales to be approximately $23.5 million, with same-store sales down roughly 8%, and international sales to be approximately $19.5 million. In addition, the Company now expects to report a diluted earnings per share loss of approximately ($0.20) for the fourth quarter, excluding the after-tax charges and one-time expenses discussed below, compared to earnings per share of $0.16 for the same period last year.

The Company expects to incur after-tax charges and one-time expenses of approximately $8.6 million, or ($0.48) per diluted share, in the fourth quarter, of which roughly $7.7 million is non-cash. Of the total after-tax charges and one-time expenses, $1.2 million is associated with the planned closure of the Bakersfield skatepark, $2.3 million is associated with the write-down of fixed assets at the Denver skatepark, $2.7 million is related to operations in Latin America, severance payments and certain other assets, and $2.4 million is related to the write-down of slow-moving inventory. Including the charge and one-time expenses, the Company expects to report a diluted earnings per share loss of approximately ($0.68) for the fourth quarter.

Gary H. Schoenfeld, President and Chief Executive Officer stated, “Obviously this is a disappointing culmination to what has turned out to be a tough year since September. In addition to what we have previously discussed, we are suffering from much higher rates of returns and markdowns in U.S. wholesale compared to our previous experience and after an improvement at Holiday, our skateparks have significantly under performed particularly over the past several weeks.”

The Company further stated that Neal R. Lyons has resigned as President of Retail effective as of June 15, 2002. The Company also announced the hiring of Kevin Bailey as Vice President of Retail Store Operations effective May 28, 2002. Mr. Bailey is a 20-year veteran of the retail industry who most recently was Director of Retail Operations for Golfsmith International Inc., an operator of golf super-stores. Prior to that, from 1993 to 2001, he was Director of Stores for Nike.

“Neal has done a great job over the past seven years helping build our retail business,” Mr. Schoenfeld said. “However, we mutually agreed that it was time for a change and I look forward to working closely with Kevin and Howard Kreitzman, who joined us in March as Vice President and GMM for our retail division.”

U.S. wholesale backlog for the first quarter of fiscal 2003 is down approximately 15% versus actual sales for the first quarter of fiscal 2002. European wholesale backlog for the first two quarters of fiscal 2003 is currently up approximately 15% versus actual sales for the first two quarters of fiscal 2002. The Company stated that it now expects first quarter fiscal 2003 net sales to range from $115 million to $120 million and diluted earnings per share to range from $0.25 to $0.30. It also expects to report fiscal 2003 diluted earnings per share in the range of $0.40 to $0.50*

Mr. Schoenfeld concluded, “Over the past several years we have successfully expanded our business to the point where we are currently two to three times larger than the next biggest competitors in the skate shoe market. Yet to regain our growth, we recognize that the competitive landscape has broadened and intensified and we must raise the bar with regard to our product design and development, our merchandising efforts and our execution. At this point it is difficult to predict how quickly we will reverse these trends, yet we are committed to addressing the current weaknesses in our business and implementing the necessary changes to get back on track and further build on the strength of the VANS’ brand.”*

The estimated financial results contained in this press release are preliminary and are subject to the completion of the quarter and the Company’s fiscal 2002 audit. Final financial results for the quarter and year may vary. The Company intends to report actual fourth quarter and full year results on July 18, 2002.

The Company will host a conference call on Friday, May 24, 2002 at 9:00 a.m. EST to discuss the revised company outlook. A web simulcast will be accessible on line at www.ccbn.com. At the website, click on the Company Boardroom section to locate the broadcast. To listen to the broadcast, your computer must have Windows Media Player installed. If you do not have Windows Media Player, go to www.ccbn.com prior to the call, where you can download the software for free. An online replay will be available shortly after the conference call and will continue through May 31, 2002.

Vans, Inc. is a leading branded lifestyle company for the youth market. Vans reaches its 10 to 24 year-old target consumers through the sponsorship of Core Sports,™ such as skateboarding, snowboarding, surfing and wakeboarding, and through major entertainment events and venues, such as the VANS Triple Crown™ Series, the VANS Warped Tour,® the VANS World Amateur Skateboarding Championships, 11 large-scale VANS skateparks, and the VANS High Cascade Snowboard Camp,® located on Mt. Hood. The Company operates 161 retail stores in the U.S. and Europe, and designs, markets and distributes active-casual footwear, clothing and accessories, performance footwear for Core Sports,™ snowboard boots, step-in snowboard boot bindings, and outerwear worldwide. Vans’ Internet address is www.vans.com.

*These are forward-looking statements about the Company’s sales and earnings for the fourth quarter of fiscal 2002 and for fiscal 2003. Actual sales and earnings results for these periods may vary significantly and could be impacted by a number of important factors, including but not limited to: (i) the completion of the fourth quarter and the audit of the Company’s year-end financial statements; (ii) the ongoing consolidation of the retail segment of the footwear industry; (iii) the continuance of downward trends in the U.S. economy (including, particularly, California and the retail segment), foreign economies and the footwear industry, or the occurrence of events that adversely affect the world economy and the political stability of the world, such as the terrorist attacks against the United States which occurred on September 11, 2001; (iv) the ability of the Company to expand and grow its retail business; (v) changes in the fashion preferences of the Company’s target customers and the Company’s ability to anticipate and respond to such changes; (vi) increasing competition in all lines of the Company’s business from large, well-established companies with significant financial resources and brand recognition, niche competitors who market exclusively to the Company’s target customers, and from large, free public skateparks which compete with the Company’s skateparks; (vii) the cancellation of orders which could alter bookings numbers; (viii) the fluctuation of foreign currencies in relation to the U.S. dollar, including particularly, the impact of the euro and the British pound on the Company’s European business and the Argentinean peso and Brazilian real on the Company’s South American business; (ix) whether the Company’s current and future skateparks can perform profitably; and (x) whether the Company’s expense reduction initiatives are achieved. Many of these factors, and others, are discussed more extensively in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended May 31, 2001, which is filed with the Securities and Exchange Commission.